NUVEEN SENIOR INCOME FUND

FIRST AMENDMENT

TO

DISTRIBUTION AGREEMENT

August 17, 2012

THIS AMENDMENT (this “Amendment”) to the Distribution Agreement (defined below) is entered into on and as of August 17, 2012, by and between Nuveen Senior Income Fund, a Massachusetts business trust (the “Fund”) and the Fund’s distributor, Nuveen Securities, LLC (formerly known as Nuveen Investments, LLC), a Delaware limited liability company (the “Distributor”) (together with the Fund, the “Parties”). Capitalized terms used and not defined in this Amendment have the meanings ascribed thereto in the Distribution Agreement.

WHEREAS, the Parties entered into that certain Distribution Agreement, dated August 27, 2010 (the “Distribution Agreement”), with respect to the issuance and sale of 2.9 million of the common shares of the Fund (the “Shares”) in registered at-the-market offerings;

WHEREAS, the Fund, as of the date of this Amendment, has issued and sold 2.9 million Shares pursuant to the Distribution Agreement;

WHEREAS, the Fund and Distributor have determined that it would be in the best interest of the Fund to increase the aggregate number of Shares that may be issued and sold pursuant to the Distribution Agreement to 6.1 million in order to permit the issuance and sale thereunder, on or after the date of this Amendment, of up to 3.2 million additional Shares; and

WHEREAS, the Parties desire to amend the Distribution Agreement in order to the increase the aggregate number of shares that the Fund is authorized to issue and sell thereunder to 6.1 million Shares;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	The first sentence of Section 1 of the Distribution Agreement is hereby amended such that the number “2.9 million” contained therein is replaced with the number “6.1 million.”

2.	Except as modified and amended in this Amendment, the Distribution Agreement shall remain in full force and effect.

3.	This Amendment shall be governed by and construed in accordance with the law governing the Distribution Agreement.

4.	This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

Very truly yours,

Nuveen Senior Income Fund

By:	/s/ KEVIN J. MCCARTHY
Kevin J. McCarthy Vice President and Secretary

Agreed to and Accepted:

Nuveen Securities, LLC

By:	/s/ KEVIN J. MCCARTHY
Kevin J. McCarthy Managing Director and Assistant Secretary